As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Multi Packaging Solutions International Limited

(Exact name of issuer as specified in its charter)

Bermuda	98-1249740
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

(Address of principal executive offices)

Multi Packaging Solutions International Limited 2015 Incentive Award Plan

(Full title of the plan)

William H. Hogan

Executive Vice President and Chief Financial Officer

Multi Packaging Solutions International Limited

150 E 52nd St, 28th Floor

New York, New York 10022

Tel: (646) 885-0005

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Patrick H. Shannon

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Registration fee
Multi Packaging Solutions International Limited Common Shares, $1.00 par value per share (“Common Shares”)	9,000,000(2)	$15.90(3)	$143,100,000(3)	$14,410.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the anti-dilution provisions of the above-named plan, including by reason of any share dividend, share split, bonus issue of shares, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Common Shares.
(2)	Represents Common Shares initially available for future issuance under the Multi Packaging Solutions International Limited 2015 Incentive Award Plan (the “2015 Plan”).
(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low trading prices of the Common Shares reported by the New York Stock Exchange on October 29, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in the 2015 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Multi Packaging Solutions International Limited (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to William H. Hogan, the Company’s Executive Vice President and Chief Financial Officer, at the address and telephone number on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and deemed to be a part hereof:

1.	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on October 23, 2015;

2.	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since October 23, 2015;

3.	the description of the Common Shares contained in the Registration Statement on Form 8-A, filed with the Commission on October 19, 2015, and any amendment or report filed for the purpose of updating such description; and

4.	all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The description of securities on Form 8-A, Item 1, filed with the Commission on October 19, 2015, is incorporated by reference (File No. 001-27598).

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company has adopted provisions in its bye-laws that provide that the Company shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

The Company has entered into agreements with its directors and certain officers to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director or officer.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to information contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on October 30, 2015.

Multi Packaging Solutions International Limited

By:	/s/ Marc Shore
Marc Shore
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Marc Shore, Dennis Kaltman and William H. Hogan, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-8 and any amendments thereto necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marc Shore Marc Shore	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 30, 2015

/s/ William H. Hogan William H. Hogan	Executive Vice President, Chief Financial Officer and Authorized Representative in the United States (Principal Financial Officer and Principal Accounting Officer)	October 30, 2015

/s/ Zeina Bain Zeina Bain	Director	October 30, 2015

/s/ George Bayly George Bayly	Director	October 30, 2015

/s/ Richard H. Copans Richard H. Copans	Director	October 30, 2015

/s/ Eric Kump Eric Kump	Director	October 30, 2015

/s/ Gary McGann Gary McGann	Director	October 30, 2015

/s/ Thomas S. Souleles Thomas S. Souleles	Director	October 30, 2015

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

OF

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

Exhibit Number	Exhibit

4.1	Memorandum of Association of Multi Packaging Solutions International Limited (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1/A filed on October 9, 2015)

4.2	Amended and Restated Bye-laws of Multi Packaging Solutions International Limited (incorporated by reference to Exibit 3.2 to the Company’s Form S-1/A filed on October 9, 2015)

5.1	Opinion of Conyers Dill & Pearman Pte. Ltd.

23.1	Consent of Conyers Dill & Pearman Pte. Ltd. (included within Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte LLP

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page hereto)

99.1	Multi Packaging Solutions International Limited 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Company’s Form S-1/A filed on October 9, 2015)